Exhibit 10.3

                              EMPLOYMENT AGREEMENT

DATE:             March 28, 2006

BETWEEN:          Rotary Engine Technologies, Inc.
                  1005 Terminal Way, Suite 110
                  Reno, NV 89502-2179                              ("Company")

AND:              Larry Cooper
                  3705 Shares Place, Suite 1
                  Riviera Beach, FL 33404                          ("Employee")

                                     RECITAL

          The Company desires to employ and retain the unique experience, abilities, and services of Employee to perform certain duties and Employee desires to accept such employment, pursuant to the terms and conditions ser forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

         1. EMPLOYMENT.

                  1.1 TERM. The Company agrees to employ Employee as Director of Product Development for a term commencing on the date of this Agreement and continuing for a period of sixty (60) months, subject to automatic annual renewals, until terminated in accordance with Section 7 of this Agreement. Employee acknowledges that his initial hire date is April 1, 2006.

                  1.2 DUTIES. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention, reasonable periods of illness excepted, to the performance of his duties under this Agreement. Employee shall perform his duties and shall exercise such specific authority as may be assigned to Employee from time to time. In performing such duties, Employee shall be subject to the direction and control of the Chief Executive Officer or Chief Operating Officer of the Company, as the case may be. Employee further agrees that in all aspects of such employment, Employee shall comply with the policies, standards, and regulations of the Company established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company.













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The devotion of reasonable periods of time by Employee for personal purposes, outside business activities, or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company.

         2. COMPENSATION.

                  2.1 COMPENSATION. The initial annual compensation to be paid Employee for services rendered under this Agreement shall be Sixty Thousand Dollars ( $60,000.00, payable weekly. The initial annual compensation shall be increased to $120,000.00 at such time as Aqua Xtremes, Inc., of which the Company is a wholly-owned subsidiary, shall have either (a) delivered a minimum of three hundred (300) Xboards(TM) per month to customers for a period of two
(2) consecutive months; or (b) completed the production, sale, and delivery of one of the Company's engines; or (c) completed the sale and delivery of three thousand (3,000) 407 or 814 Wankel engines.

                  2.2 OTHER BENEFITS. Base compensation and any bonus compensation paid to Employee shall be in addition to any contribution made by the Company for the benefit of Employee to any qualified retirement plan which may be established by the Company for the exclusive benefit of its employees. The Company shall provide to Employee and Employee's family the same benefits that the Company may provide to other similarly employed personnel and their families, subject to Employee's satisfaction of the respective eligibility conditions for such benefits.

         3. EXPENSES. Employee shall be entitled to reimbursement from the Company for reasonable expenses necessarily incurred by Employee in the performance of Employee's duties under this Agreement, upon presentation of vouchers indicating in detail the amount and business purpose of each such expense and upon compliance with the Company's reimbursement policies established from time to time.

         4. ILLNESS OR DISABILITY. In the event Employee is unable to perform his duties under this Agreement due to illness or disability for a continuous period of eight (8) weeks, the then current annual compensation which shall be otherwise payable under this Agreement during said illness or disability shall be reduced by fifty percent (50%).. The full annual compensation shall be reinstated upon Employee's resumption of his duties hereunder. In the event, however, that Employee is unable to perform his duties under this Agreement, for any reason, for a continuous period of 90 days, the Company shall have the option, pursuant to Section 7 of this Agreement, to terminate this Agreement .

         5. DEATH BENEFIT. In the event of Employee's death during his employment under this Agreement, the Company shall pay to the Employee's estate the then current annual compensation due and owing through the end of the month in which death occurred.











EMPLOYMENT AGREEMENT - Page 2
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         6. CONFIDENTIALITY.

                  6.1 CONFIDENTIALITY. Employee acknowledges and agrees that all planning information, lists of the Company's clients, financial information, and other Company data related to its business ("Confidential Information") are valuable assets of the Company. Except for information that is a matter of public record, Employee shall not, during the term of this Agreement or after the termination of employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for the benefit of Employee or any other person, except with the prior written consent of the Company.

                  6.2 RETURN OF DOCUMENTS. Employee acknowledges and agrees that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

                  6.3 INJUNCTION. Employee agrees that it would be difficult to measure damages to the Company from any breach by Employee of subsections 6.1 or
6.2 and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach or take steps preliminary to breaching subsections 6.1 or 6.2, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

                  6.4 NO RELEASE. Employee agrees that the termination of employment with the Company shall not release Employee from any obligations under subsections 6.1, 6.2 or 6.3 of this Section 6.

         7. TERMINATION.

                  7.1 TERMINATION BY PRIOR NOTICE. The employment of Employee by the Company may be terminated either by the Company, for cause, or by the Employee upon the giving of seven (7) days' prior written notice to the other party. In addition, this Agreement may be terminated at any time upon the mutual written agreement of the Company and Employee. "For cause" shall be defined as the occurrence of any one of the following events:

                           7.2.1 Employee willfully and continuously fails or
refuses to comply with the policies, standards, and regulations of the Company established from time to time;

                           7.2.2 Employee engages in fraud, dishonesty, or any
other act of misconduct in the performance of Employee's duties on behalf of the Company;

                           7.2.3 Employee fails to perform any provision of this
Agreement to be







EMPLOYMENT AGREEMENT - Page 3
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performed by Employee;

                           7.2.4 All or substantially all the assets of the
Company are sold, transferred, or otherwise disposed of, the Company's assets are distributed to its shareholders in liquidation, or the Company's business is discontinued; or

                           7.2.5 Employee suffers a permanent disability. For
purposes of this Agreement, "permanent disability" shall be defined as Employee's inability, due to illness, accident, or other cause, to perform the majority of Employee's usual duties for a period of ninety (90) days or more despite reasonable accommodation by the Company.

                  7.3 PRORATION OF ANNUAL COMPENSATION. Upon the termination of employment, the then current annual compensation payable to Employee pursuant to
Section 2.1 of this Agreement shall be prorated to the date of such termination. In addition, Employee shall receive any previously earned but unpaid bonus compensation.

         8. COVENANT NOT TO COMPETE. During the term of his employment under this Agreement, and for a period of one (1) year hereafter, Employee shall not, directly or indirectly, as proprietor, partner, limited partner, member of a limited liability company, shareholder, officer, director, employee, agent or representative, engage in a Competitive Business Activity within the United States. "Competitive Business Activity" shall mean the usual and customary products and services provided by the Company. In addition, during the term of his employment under this Agreement, and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, hire the employees of the Company to engage in a Competitive Business Activity within the United States nor shall Employee solicit any employees or customers to leave the Company.

         9. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement.

         10. MISCELLANEOUS PROVISIONS.

                  10.1 The wavier by either the Company or Employee of a breach of any provision of this Agreement will not operate by either the Company as a waiver of any subsequent breach by either the Company or Employee.
















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                  10.2 This Agreement shall be binding upon and shall inure to the benefit of both the Company and Employee and then respective successors, heirs, and legal representatives; however, neither this Agreement nor any rights hereunder may be assigned by either the Company or Employee without the written consent of the other party.

                  10.3 No amendment or variation of the terms and conditions of this Agreement shall be valid unless it is in writing and signed by the Company and Employee.

                  10.4 All notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage prepaid with return receipt requested; by private courier, prepaid; by telex, facsimile or other telecommunications device capable of transmitting or creating a written record; or personally. Mailed notices shall be deemed delivered ten (10) days after mailing, properly addressed. Notices sent by courier shall be deemed delivered on that date the courier warrants the delivery will occur. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the addresses first set forth above

                  10.5 In the event suit or action is instituted to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the Court may adjudge reasonable as attorney's fees at trial or on appeal, in addition to all other sums provided by law.

                  10.6 This Agreement shall be interpreted and enforced in accordance with the laws of the State of Nevada.

                  10.7 This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supercedes all prior oral or written agreements and understandings with respect thereto.

                  10.8 This Agreement may be executed in several counterpart copies, each of which shall be deemed an original and shall constitute one agreement.

         IN WITNESS WHEREOF, this Agreement is executed on the day and year first above written.

ROTARY ENGINES TECHNOLOGIES, INC.           EMPLOYEE:

By: /s/ ARTHUR N. ROBINS                    /s/ LARRY COOPER
   ------------------------------           -----------------------------------
Title: Chief Executive Officer              Larry Cooper










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